EX-99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 16, 2018, relating to the financial statements and financial highlights of Ivy VIP Micro Cap Growth and Ivy VIP Small Cap Growth, two of the series constituting Ivy Variable Insurance Portfolios, appearing in the Annual Report on Form N-CSR of the Ivy Variable Insurance Portfolios for the year ended December 31, 2017. We also consent to the references to us under the headings “Other Service Providers” and “Appendix A – Form of Agreement and Plan of Reorganization” in the Combined Prospectus and Proxy Statement, which is part of such Registration Statement, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus dated April 30, 2018, and “Custodial and Auditing Services” and “Financial Statements” in the Statement of Additional Information dated April 30, 2018, which are incorporated by reference and are a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri
June 25, 2018